Confidential Treatment Requested

Omitted Portions Marked with [ * ] and Filed Separately with the SEC

Exhibit 10.31

Altera Corporation

101 Innovation Drive

San Jose, CA 95134

Phone: 408-544-7000

May 22, 2002

Attn: Jan Salsgiver,

President

Arrow Electronics Inc.

25 Hub Drive

Melville, New York 11747-3509

Re:	Fee-For-Service Arrangement With Respect to Certain Customers Pursuant to this Letter Agreement and the Distribution Agreements (listed on Exhibit B hereto) By and Between Altera Corporation (“Altera Corp.”), and Altera International Limited, a direct and indirect subsidiary of Altera (“Altera Int.”), on the one hand, and Arrow Electronics Inc. (“Arrow”), and its direct and indirect subsidiaries (“Arrow Subs”), on the other hand (collectively, the “Distribution Agreements”).

Dear Ms. Salsgiver:

As you know, the customers listed on Exhibit A attached hereto and incorporated herein by this reference (individually and collectively, “Customers”) are major customers of Altera Corp. and Arrow. In order to establish and maintain certain minimum levels of inventory to meet Customers’ projected needs, and to dedicate certain resources to satisfying Customers’ fulfillment needs, Altera Corp. has agreed to provide certain credit advances and make certain payments to Arrow and the Arrow Subs in a “fee-for-service” arrangement. Altera Corp. shall also sometimes be referred to herein as “Altera.”

The terms or conditions of the Distribution Agreements will be applicable to this letter agreement to the extent set forth in Section 12 below.

This letter agreement describes and defines a new business model for Arrow and Altera. It is agreed and understood that the purposes of this new business model, and accordingly this letter agreement, are to have Altera gain efficiencies from its standard pricing model and for Arrow to make a fair and equitable profit for the services it will render. The intent of the parties is for Altera to accept and fund the costs of capital for Arrow’s Customer specific inventory supply as specified herein, however, it is understood that Altera will not be responsible for loss or damage to any products that are not within its dominion and control. The terms of this letter agreement as to each Customer will be reviewed every six (6) months (the initial review will take place six (6) months after the applicable “Implementation Date” for each Customer) and will be adjusted or modified in accordance with those purposes, as necessary and mutually agreed.

Confidential Treatment Requested

Omitted Portions Marked with [ * ] and Filed Separately with the SEC

The discussion above outlines the background for these advances and other payments. The parties agree to the following specific terms and conditions upon which any such advances and other payments will be made:

The parties agree that this letter agreement is entered into by Altera; provided, however, that to the extent that this letter agreement pertains to sales of goods or services to Arrow, the Arrow Subs or Customers outside of the U.S. and Canada, this letter agreement shall be performed solely by Altera Int. and all references to Altera shall be deemed made to Altera Int. for such purposes; provided further, that Altera Corp. shall be responsible for all past due payment obligations hereunder of Altera Int.

Service Fee, Margin and Advances

1)	Effective as of the “Implementation Date” set forth on Exhibit A for each respective Customer, Arrow and the Arrow Subs will perform worldwide fulfillment of Altera products to Customers and their designated contract manufacturers (acting on behalf of Customers) (“CMs”) for the respective “Monthly Service Fees” set forth on Exhibit A for each Customer, due and payable to Arrow by the 15th day of each following calendar month, via credit memo, and the respective Margin Percentage of net resales (i.e., excluding all insurance and transportation costs, taxes, duties, special marking charges, programming charges and all other value-added services described in Section 9 below) of Altera products made to Customers and fulfilled by Arrow and the Arrow Subs. For Altera internal accounting purposes, the foregoing monthly service fee shall be allocated by Altera between Altera and Altera Int. based on the percentage of sales made through such entity for such month.

2)	Altera agrees to provide non-interest bearing cash advances (“Inventory Advances”) to Arrow and the Arrow Subs for the Customer-specific inventories of Altera products purchased from Altera and Altera Int., as calculated below. Arrow and the Arrow Subs will segregate their inventory of Altera and Altera Int. products maintained for resale to Customers by establishing Customer specific NEDA numbers. Target inventory levels shall initially be as set forth on Exhibit A for each Customer (“Target Inventory Levels”), and subject to adjustment by mutual agreement. Arrow and the Arrow Subs are responsible for using reasonable efforts to manage to the Target Inventory Levels. Arrow will provide to Altera, no less than once a week, reports describing all Customer specific inventory, Customer backlog to Arrow by part number and products on order by Customer. Altera may, based on its review of such reports, determine that inventory levels or products on order should be adjusted, in which case, it will discuss same with Arrow and the parties will mutually agree to an appropriate adjustment. In the event that Altera does not object to any particular weekly report, then the contents of such report are deemed accepted by Altera once the following weekly report is issued such that Arrow and the Arrow Subs will be deemed to have satisfied their obligations to use reasonable efforts to manage the Target Inventory levels insofar as the inventory and product orders contained in such report are concerned.

3)	Altera agrees to provide non-interest bearing cash advances (“DSO Advances”) to Arrow and the Arrow Subs equal to the actual distributor cost of days sales outstanding of Altera and Altera Int. products to Customers to a maximum of the respective period for each Customer as set forth on Exhibit A (“DSO”), as calculated below. Payment terms for the inventory purchased by Arrow from Altera are [ * ].

Confidential Treatment Requested

Omitted Portions Marked with [ * ] and Filed Separately with the SEC

4)	Inventory Advances and DSO Advances (collectively, the “Advances”), or repayments of such Advances to Altera, must be made via wire transfer within [ * ] from the monthly reconciliation described in Section 7 below.

Calculation of Advances and Payments

5)	Inventory Advances to Arrow and the Arrow Subs will equal the purchase price paid for Customer-specific inventories, based on the agreed to Customer distributor costs of inventory [ * ]. Arrow will follow and abide by the inventory management processes that are described above.

6)	DSO Advances will exclude days sales outstanding of Altera products to Customers exceeding the timeframes described in Section 3 above. The calculation of DSO Advances will be based on backward looking sales out units at Customers’ distributor cost as of the end of the last day of each business week during the relevant period. Final calculation will be based on a simple averaging of the weeks within the relevant period.

7)	After any initial Advances made to Arrow for the determined amounts of Customer-specific inventory and DSO in order to transition to this arrangement, payment of additional Advances or repayments of Advances to increase or decrease the outstanding aggregate balance of Advances, will be determined by a monthly reconciliation which will be calculated based on the difference between the total Customer-specific inventory levels and DSOs and the outstanding balance of Advances, based on the prior monthly reconciliation, as each is determined as of the last day of each Altera fiscal month.

8)	In the event that Customer-specific inventory levels and DSOs exceed the then outstanding balance of Advances by more than [ * ], Altera will increase the outstanding balance of all Advances by making further Inventory Advances and the DSO Advances, as applicable. In the event that the then outstanding balance of Advances exceeds the calculated Customer-specific inventory levels and DSOs by more than [ * ], Arrow will decrease the outstanding balance of all Advances by making repayments of Inventory Advances and the DSO Advances, as applicable. To the extent that neither of the foregoing apply at any given reconciliation, the difference between the outstanding balance of Advances and the Customer-specific inventory levels and DSOs shall be included within the next monthly reconciliation.

9)	Advances and margin payments shall exclude all value-added services provided to Customer or Customers’ CMs, including, but not limited to, special marking, programming and tape and reel, and all transportation and delivery charges and other adders and costs. For all such value-added services Arrow and the Arrow Subs will charge Customers and Customers’ CMs as Arrow and the Arrow Subs decide in their own absolute discretion, subject to offering such value added services reasonably competitive with then current market rates.

10)	Except as specifically described in Exhibit A hereto, Arrow and the Arrow Subs will continue to be responsible for all liabilities and costs associated with the procurement,

Confidential Treatment Requested

Omitted Portions Marked with [ * ] and Filed Separately with the SEC management and delivery of products to Customers and Customers’ CMs and the costs associated with inventory shrinkage, risk of loss (only to the extent described in the Distribution Agreements) and bad debt; provided, however, that inventory shrinkage and risk of loss in the normal course of business shall be calculated at distributor’s customer-specific “broken cost” (i.e., Arrow will receive the difference between book cost and customer cost, as if the product was sold to a Customer). [ * ] It is agreed that Arrow has the right to discontinue the delivery of products or, in the alternative, to demand advance payment from Customer or Customer’s CM, as the case may be, or any other reasonable action under the circumstances, if such Customer or Customer’s CM fails to meet Arrow’s standard guidelines for credit issuance, subject to using reasonable efforts to notify Altera in the event that Arrow is considering such action.

11)	All book business with Customers associated with new product introduction (NPI) activity, pipelining of prototypes, and as otherwise mutually agreed will continue at standard book price and margin levels, and issuance of ship from stock and debit authorizations, and will be governed solely by the Distribution Agreements.

12)	All sections of the Distribution Agreements are hereby expressly incorporated herein by reference except for the following sections: Section 15.1 (Term); Section 15.2 (Termination With Notice); Section 15.5 (Procedures Upon Termination); and, Section 23 (Entire Agreement). To the extent that there may be a conflict between this letter agreement and the Distribution Agreements, the terms and provisions of this letter agreement shall govern.

Customer Service

13)	Arrow and the Arrow Subs agree to use commercially reasonable efforts in providing worldwide Altera product fulfillment and support, and value added services to Customers and their CMs.

14)	Notwithstanding anything set forth in the Distribution Agreements regarding rescheduling or cancellation of orders, Arrow will have the right to reschedule or cancel any order for any product purchased by a particular Customer or Customer’s CM to the extent that Altera has granted rescheduling or cancellation rights to such particular Customer or Customer’s CM for such order.

15)	Altera agrees to reimburse Arrow and Arrow Subs with the standard and customary return costs associated with non-conforming Altera products returned from Customers, Customers’ CMs and Customers’ designated IC testing contractors. Such reimbursable costs shall include the costs of returning non-conforming products including transportation costs and any programming testing fees incurred by Arrow or the Arrow Subs for products rejected by Customer’s designated test contractors. However, all such returns and return cost reimbursements must be agreed to by Altera or Altera Int. in writing prior to Arrow or the Arrow Subs authorizing the return.

Reporting and Order Management

16)	On-time shipments, inventory levels and customer satisfaction will be reviewed by Altera and Arrow at least once a month. Arrow agrees to use commercially reasonable efforts to work with Altera to ensure Customers’ satisfaction and to correct all deficiencies in a timely and proper manner.

Confidential Treatment Requested

Omitted Portions Marked with [ * ] and Filed Separately with the SEC

17)	Upon reasonable prior notice, Arrow and the Arrow Subs agree to permit Altera and Altera Int. to review and audit their Customer-specific physical inventory, and purchasing, selling and other business records, but only to the extent necessary to verify the level and timing of sales and shipments to Customers, to perform reconciliation of Customer-specific inventory and DSOs at the end of each Altera fiscal month and to otherwise determine performance in accordance with the terms of this letter agreement.

18)	Arrow and the Arrow Subs will be responsible for reporting the Customer-specific information, as follows: Arrow inventory levels, [ * ]; provide 6-month rolling forecast by part number, weekly. Provided such data is provided to Arrow by the Customers and Customer’s CMs, Arrow and the Arrow Subs shall make a reasonable effort to report CM inventories weekly and to track and report customer shipment performance to Customers and Customers’ CMs on a monthly basis as soon as Arrow has the system capacity to provide same, with creation of such system to be commenced by September 30, 2002 and diligently making efforts to complete thereafter.

19)	Arrow is required to place purchase orders (via EDI, unless otherwise agreed) for all Customers and Customers’ CMs business separate from purchase orders for other customers.

Confidentiality

20)	The terms of this letter agreement are confidential to Arrow, Altera and their affiliates and shall not be disclosed to Customers, Customers’ CMs, other suppliers, other distributors or any other third parties (except the parties’ legal, financial and other advisors having a need to know and bound by similar non-disclosure obligations) without the consent of the other party, except as required by law or market listing requirements (and after prompt notice to the other party).

Without Altera’s prior written consent in each case, Arrow and the Arrow Subs shall not negotiate or agree upon (but may discuss) with Customers or Customers’ CMs any prices, actual or target inventory levels, inventory commitments, cancellations, returns, costs or other fulfillment terms associated with the sale of Altera products, except for special marking, programming, tape and reeling, and other value-added services and other costs for which Arrow and Arrow Subs are responsible.

Termination of Arrangement and Credit Facility

21)	Either party may terminate this letter agreement and the fee-for-service arrangement or remove any specified Customer from this arrangement, without cause, with not less than sixty (60) days prior written notice. Upon such termination or removal, Customer fulfillment will continue in accordance with the Distribution Agreements. Margin levels for this business must be mutually agreed to in writing at the time of termination notification or otherwise be determined in accordance with the current business practices between the parties with respect to non-Customer business.

Confidential Treatment Requested

Omitted Portions Marked with [ * ] and Filed Separately with the SEC

22)	Upon the effective date of any such termination or removal, Arrow shall (a) repay the total outstanding balance of DSO Advances or the DSO Advances applicable to such removed Customer, and (b) at Arrow’s option, either repay the total outstanding balance of Inventory Advances, or the Inventory Advances applicable to such removed Customer, or return all Customer-specific inventory underlying such Inventory Advances.

23)	The obligation of Arrow and the Arrow Subs to repay the Advances when due is joint and several and is absolute and independent of the Distribution Agreements. Arrow acknowledges that Altera may request in the future that the Advances, or some portion thereof, may be secured by the Inventory or other adequate security, subject to the mutual agreement of the parties. It is understood that Arrow is not required to provide such security, however, if Altera requests security for the Advances and the parties cannot mutually agree on the type and amount of security, Altera has the option to terminate this letter agreement on thirty (30) days written notice.

24)	Any Advances or repayments thereof not repaid by Arrow or the Arrow Subs within five (5) business days after the date on which such repayment is due shall bear interest, payable on demand, at the rate payable for overdue and unpaid invoices as set forth in the Distribution Agreements. Altera may at any time offset all or any portion of the Advances past due and owing to Altera.

25)	Neither Customers nor Customers’ CMs are to be considered third party beneficiaries of this letter agreement.

This letter agreement supercedes all prior discussions between the parties concerning this arrangement and is the full and complete expression of our agreement concerning this arrangement. The parties further acknowledge that no change may be made to the terms of this letter agreement, including without limitation, the unconditional right to repayment of the Advances as set forth herein, except in a written agreement signed by officers of Altera and Arrow. The parties agree that this letter agreement may be executed by facsimile and each such facsimile signature shall be deemed an original signature.

If the foregoing terms are acceptable, please indicate your acceptance by signing below and returning a copy of this letter agreement.

Very Truly Yours,

ALTERA CORPORATION

		Signature:	/s/ Nathan Sarkisian
		Name:	Nathan Sarkisian
		Title:	CFO and Sr. VP

AGREED AND ACCEPTED: ARROW ELECTRONICS, INC., on behalf of itself and its direct and indirect, subsidiaries

Signature:	/s/ Jan Salsgiver
Name:	Jan Salsgiver
Title:	President

Confidential Treatment Requested

Omitted Portions Marked with [ * ] and Filed Separately with the SEC

Exhibit A to Letter Agreement

Customers, Implementation Dates, Fees, Margins, Target Inventory Levels and Max. DSO Periods

Customer (Special Conditions)	Implementation Date	Monthly Service Fee	Margin Percentage	Target Inventory Levels	Maximum DSO Period
[ * ]

Key to Special Conditions:

(1) For this Customer only, Altera agrees that it will pay all reasonable standard transportation and delivery costs (excluding any expedited and premium costs), duties and tariffs for (a) all products shipped from Altera or Altera Int. to Arrow’s premises in Malaysia and (b) all products shipped to Customer’s CMs premises in South America from Arrow’s premises in Malaysia.

Confidential Treatment Requested

Omitted Portions Marked with [ * ] and Filed Separately with the SEC

Exhibit B to Letter Agreement

Distribution Agreements

1 – Distribution Agreement dated as of November 1, 2001 by and between Altera International Limited and Arrow Asia Distribution, Ltd.

2 – Distribution Agreement dated as of February 18, 1999 by and between Altera Corporation and Arrow Electronics, Inc., as amended.